MEMORANDUM OF UNDERSTANDING BETWEEN IQSTEL, INC AND GOT MY IDOL, INC.

THIS MEMORANDUM OF UNDERSTANDING (herein after referred as “MOU”) is made on March 20, 2023 by and between the following parties:

iQSTEL, Inc. a Publicly Listed Company (OTCQX: IQST), established under the laws of the State of Nevada, USA, with its registered office at 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134 (herein after referred to as “iQSTEL”) represented by its President and CEO Leandro Jose Iglesias Conde; and

GOT MY IDOL, Inc, a Delaware Corporation with its registered office at 85 Grand Canal Dr, St 406, Miami, FL. 33144 (herein after referred to as “GOTMY”), represented by its Directors Jose Enrique Puente and Faustino Castro.

iQSTEL and GOTMY are jointly hereinafter referred to as the “Parties”.

RECITALS

The Parties have agreed to enter into the following MEMORANDUM OF UNDERSTANDING (MOU) that will govern the terms of association and shareholders agreement of the executing company of the JOINT VENTURE (JV) between the parties.

In accordance with the foregoing, the Parties expressly agree to be governed by the following agreements:

1.	OBJECT

The associated Parties in JV pursuant to this MOU, will do business through a new company incorporated in the United Stated (COMPANY) that will have its legal address at 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134. This COMPANY, will be the business entity and will develop all the businesses that JV, does, neither party will act on its own behalf within the business scope of JV outside of the COMPANY.

The Parties agree to join their resources and efforts in the COMPANY as detailed in this MOU to jointly develop the JV as follow:

The main business objective of the JV and the COMPANY is to implement the commercial development of the METAVERSE product using the current GOTMY Metaverse Intellectual Property (herein after referred to as “GOTMY MIP”) core development improving it, and package as products under the COMPANY and using the JV Brand that will be owned by the

COMPANY. Initially the parties have identified that these METAVERSE products could be commercially sell in the following markets:

a)	Large Telecom Carriers, offering a full METAVERSE product for its own products, services and media content.
b)	Large Telecom Carriers white label, offering several METAVERSE suites for the carriers´s customers, bringing to the carriers the ability to sell these METAVERSE suites in its own portfolio of products.
c)	Corporate Customers, offering several METAVERSE suites that meet any specific need for each customer.
d)	End User, the parties will create web/METAVERSE portal to allow to retail sale the METAVERSE suites, in order to promote the rapid expansion of the METAVERSE world.

In order to have the right METAVERSE products and suites of products the JV will build over the current GOTMY Metaverse core, the appropriate technological developments in order to be successful on the commercial perspective.

2.	THE JOINT VENTURE IMPLEMENTED ON “JV”

All business operation of this Joint Venture JV will be implemented in the COMPANY, using the JV brand, therefore the ownership, intellectual rights and agreements (except for the GOTMY MIP that does not constitute an “Upgrade” as defined below) will be part of the COMPANY and the JV. Any benefit of the COMPANY, will be distributed once it is approved by the COMPANY Board of Directors and will be realized at the percentage of interests in COMPANY.

The JV brand and all Upgrades will be of the exclusive property of the COMPANY and the JV.

The equity interests in the JV and the COMPANY will be 51% to iQSTEL, and 49% to GOTMY.

The JV will initiate once the COMPANY is legally incorporated and shall continue indefinitely, unless terminated by either party giving written notice of termination at least ninety (90) days prior to the intended termination date.

In case the JV has to be terminated, either due to breach of one of the Parties, or because it was mutually agreed not to continue with the JV; the Parties will reach an agreement to settle the assets, liabilities, contracts, clients and intellectual property; always with the best interest of safeguarding the interests of clients, the brands and the reputation of the Parties.

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The JV will have an exclusive relationship inside the Metaverse business, where all IQSTEL initiatives and businesses related to Metaverse will be within the JV and the COMPANY, and likewise all GOTMY Metaverse initiatives and businesses will be within the JV and the COMPANY. Notwithstanding anything to the contrary herein, nothing in this MOU creates an exclusive relationship as to any Party’s initiatives and businesses outside of the Metaverse business.

In the event GOTMY receives an offer from a third party to acquire GOTMY or its assets, that offer must be first given to the JV on the same terms as offered by the third party, being that neither GOTMY nor shareholders of GOTMY will not be able to sell GOTMY or dispose of its assets without first offering it to the JV.

In the event GOTMY receives an offer from a third party to acquire GOTMY MIP, that offer must include, as a condition of the offer to acquire GOTMY MIP, an additional offer from the third party to purchase the JV and the COMPANY and its assets, which the Parties to the JV may accept or refuse in their respective discretion. In order to value the JV and the COMPANY, the services of an appraiser approved by GOTMY and iQSTEL will be retained.

In the event that GOTMY receives an offer to sell its interest in the JV, iQSTEL shall be given the right of first refusal to acquire the ownership GOTMY holds in the JV on the same terms, before a sale may be made to third parties.

In the same way, if iQSTEL receives an offer to sell its interest in the JV, GOTMY shall be given the right of first refusal to acquire the ownership iQSTEL holds in the JV, before a sale is made to third parties.

Any increase of capital in the COMPANY, should require the approval of both parties of the JV and the COMPANY.

3.	ADMINISTRATION OF THE JOINT VENTURE

The business and affairs of the Joint Venture JV, will be managed through a CEO that will act under the direction of the COMPANY’s Board of Directors. The Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Joint Venture.

The Board of Directors will be appointed as follows:

BOARD MEMBER, CEO Jose Enrique Puente

BOARD MEMBER, CFO Alvaro Quintana Cardona

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BOARD CHAIRMAN: President Leandro Jose Iglesias Conde

The Board of Directors may replace the Managers of JV (COMPANY) at any time it deems it necessary or to ensure the good direction of the Joint Venture.

The members of the Board of Directors will be in their position for a period of 2 years and all decision will be made for simple majority.

iQSTEL will appoint 2 Directors and GOTMY will appoint 1 Director

Mr. Jose Enrique Puente as the CEO of the COMPANY, will maintain the technologic, corporate and commercial leadership in the JV (COMPANY) as done so far at GOTMY.

The administrative and legal responsibilities in the JV (COMPANY) will be under iQSTEL´s control.

4.	ADMINISTRATION OF “JV” COMPANY

The general administration of JV will be in charge of the members of the Board of Directors described in the previous point.

The CEO will have the right to sign any agreement that will not represent liability for the

COMPANY.

All documents of the JV that represent liabilities or commitments of assets for the COMPANY will be signed by both parties of the JV and the COMPANY

5.	RESPONSABILITIES OF IQSTEL

iQSTEL will be responsible for providing the funds to incorporate the COMPANY and for the commercial development of the JV and the COMPANY, according with the business plans of the JV and the COMPANY.

The salesforce of IQSTEL will offer the JV Brand Metaverse to all the IQSTEL´s customer base.

The funding of the business plan will include reasonable salaries, operating costs of the platform, marketing, sales, and those upgrades that are required in the product to be successful in commercial development.

6.	RESPONSABILITIES OF GOTMY

GOTMY owns code repository (GOTMY MIP) and it will contribute a license to the COMPANY for the JV to develop its own intellectual property (the “Upgrades”). GOTMY shall also contribute to the COMPANY any commercial activity and current and future sales leads for the

JV to conduct its operations.

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GOTMY will disclose to iQSTEL all documents that support the licensed GOTMY MIP surrounding the Metaverse platform, services and products the COMPANY expects to develop, market and commercialize.

Any intellectual property claim or dispute against iQSTEL or the COMPANY with respect to GOTMY MIP, the license, and/or the Upgrades shall be of the sole responsibility of GOTMY and GOTMY will hold harmless and indemnity the COMPANY and iQSTEL against any such claim or dispute.

As being treated of a disruptive technology, GOTMY, though the JV will participate in conferences, seminars and talks in order to accelerate the adoption of the technology and at the same time offering the JV solutions.

The Parties will accelerate to work on an improvement of the graphic capabilities of the Metaverse JV platform to turn it into a Metaverse platform that has the look to the feel of the level that current video games have, and this update will be ready to present it at the ITW 2023 event (https://event.internationaltelecomsweek.com/event/106d28e1-c9ae-41ee-a1ed- a6e26e7a50cb/summary).

7.	INTELLECTUAL PROPERTY

GOTMY will retain the 100% ownership of its GOTMY MIP.

The licensed intellectual property that GOTMY contributes to the JV consists of the proprietary source code of a self-developed universal Metaverse engine that allows a simple way to transform a 3D environment in GLB or GLTF formats in a Metaverse-ready asset. All the features are included in Annex 1.

The Intellectual Property of GOTMY MIP for the moment of the MOU will be detailed in Annex 1.

Any upgrade necessary for the execution of the business plan of the JV associated with a client, shall be considered an Upgrade and will become the exclusive intellectual property of the JV and the COMPANY.

Each Upgrade to the platform owned by the JV will be annexed to this document, describing this Upgrade in detail, and so the intellectual property generated in favor of the JV will be identified.

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The Intellectual Property related to the “Upgrade” shall not be sold, assigned, or transferred by the COMPANY without the prior written consent of both parties. Furthermore, any sale, assignment, or transfer of said Intellectual Property shall only be undertaken in conjunction with the GOTMY MIP.

8.	SEVERABILITY

If any provision of this MOU is found to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this MOU is invalid or unenforceable, but that limiting such provision it would become valid and enforceable, then such provision will be deem to be written, construed, and enforced as so limited.

9.	PRIOR MEMORANDUM SUPERSEDED

This Memorandum of Understanding constitutes the entire Memorandum between the Parties relating to this subject of matter and supersedes all prior and simultaneous representations, discussions, negotiations and Memorandums, whether written or oral.

10.	UNDERSTANDING

It is mutually agreed upon and understood by and among the Parties that:

a.      Each Party will work together in a coordinated fashion for the fulfilment of the projects.

b.      In no way does this MOU restrict involved Partners from participating in agreements with other public or private agencies, organizations and individuals, even though, each Party will its independency, however, neither Party will enter into any association or alliance that could compete with the JV.

c.       This MOU does not constitute a JV, it is a declaration of intent to establish a Joint Venture. The JV starts once the COMPANY will be incorporated.

d.	To the extent possible, each Party will participate in the development of the projects.

e.	This MOU shall be effective upon the signature of both Parties.

f.        Any Party may terminate its participation in this MOU by providing writing notice to the other Party. However, the termination of the JV will be carried out after 60 days of written communication. The Parties must seek real and documented mechanisms for the conciliation of the differences before the written communication of the termination.

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11.	CONFIDENTIALITY

The Parties undertake to take all necessary measures to keep secretly and confidentially all information that has been communicated to them as such by the other Party during the execution of this MOU, or that they have known in the course of its execution The obligation of this clause does not apply to:

A.	All information that is in the public domain;

B.	All information available to the Parties before it has been provided by the other party;

C.	All information legally acquired by the Parties from sources other than the other Party.

The Parties undertake to use this information only for the execution of this MOU and the proposed JV. Likewise, they undertake not to exploit, on their own or a third party, directly or indirectly, all or part of this information.

This obligation of confidentiality must be respected throughout the term of this MOU, and once it has been terminated, for a period of two (02) years.

Any violation or breach, by one or another Party of this stipulation, entails the obligation, for that Party that committed said breach, to pay the other Party compensatory compensation, without prejudice, of the right of the Party considered affected to exercise or initiate all relevant actions in order to impose the sanctions that legally proceed.

12.	BREACH OF AGREEMENT

The Parties commit themselves to strict compliance with each of the agreements contained therein and any legal regulations that may apply to them.

The Parties also undertake to provide the necessary means to ensure compliance with this MOU, both for themselves and for the rest of the Parties to comply with. Thus, they undertake to participate actively in all the acts and / or decision making of the Joint Venture, thus contributing to its proper functioning.

In the event of breach of this MOU by any of the Parties, said non-complying Party (or Parties) will be notified in writing by the Party (or Parties) that if it has complied or is deemed to be harmed by the breach. The notification must clearly and expressly contain the cause or reason for the alleged breach. As long as said breach is rectifiable, a period of sixty (60) calendar days will be granted, from the date on which the notification was received by the defaulting Party, for it to proceed to correct it or to take the necessary actions to correct it.

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After the deadline to put an end to the breach, without it having been remedied or, in the case of a non-rectifiable breach by the injured or compliant Party or Parties may opt for:

a)	demand compliance with the breached obligation or agreement; or

b)                  demand that the MOU be resolved with respect to itself, freeing itself from any obligation arising from it with immediate effect; or

c)	demand payment in favor of the Joint Venture of the damages caused; or

d)                  Cumulatively demand the fulfilment of the breached obligation or agreement and the satisfaction of the payment of the damages caused.

Except in cases of breach of the obligations of confidentiality and non-competition, the payment referred to in sections c. and d. will consist in the payment to the Joint Venture for the damages that could be derived from the eventual breach, and the compensation of all the expenses that had been caused, including, in an enunciatively and non-exhaustive way, the fees of any professional hired for its intervention by non-compliance as legal and tax advisors, notaries, etc.

In case of non-compliance attributable to two or more Parties, the responsibility shall be attributed to them jointly.

For the fulfilment of the obligations of a Party that is not a natural person and of the consequences of its non-compliance, the non-fulfilling Party itself will respond jointly and, where appropriate, those other Parties that individually or collectively hold control of the non- fulfilling party.

13.	PERSONAL NATURE

This MOU is considered strictly held "intuitu personae" and in response to this none of the Parties may transfer it or assign it, totally or partially, under penalty of resolution thereof, without having previously obtained and in each case, express authorization by the other part given in writing. In case of violation of this clause, the affected party may exercise the pertinent legal actions in order to demand and obtain the effective repair of the damages suffered.

14.	APPLICABLE LAW

This MOU shall be governed and interpreted exclusively in accordance with the laws of the city of Miami, State of Florida of the United States of America. The differences, interpretations, litigation and any controversy between the Parties that exceed one hundred thousand US dollars US $ 100,000.00), will be settled in accordance with what is established by the North American legislation in the matter of INTERNATIONAL ARBITRATION.

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15.	NOTIFICATIONS

Any notification regarding this contract must be made to the following addresses:

IQSTEL, INC

300 Aragon Ave, Suite 375 Coral Gables, Florida 33134 Attention: Leandro Iglesias

GOT MY IDOL INC

85 Grand Canal Dr, St 406

Miami FL. 33144

Attention: Jose Enrique Puente

IN WITNESS WHEREOF the parties have executed this Memorandum of Understanding as of the day and year first above written.

iQSTEL, INC	GOT MY IDOL, INC

/s/ Leandro Jose Iglesias Conde	/s/ Jose Enrique Puente
Printed Name: Leandro Jose Iglesias Conde	Printed Name: Jose Enrique Puente
Title: President & CEO	Title: Director

/s/ Faustino Castro
Printed Name: Faustino Castro
Title: Director

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ANNEX 1

GOTMY METAVERSE INTELLECTUAL PROPERTY (GOTMY MIP) FEATURES

-  Video game engine developed on Unity 3D for the WebGL platform, accessible from a browser on desktop, mobile and tablet.

-	Customizable avatars: own integrations on top of Ready Player Me and Union Avatars.
-	Multiplayer: own development on the Fusion platform of Photon Engine.
-	Multi-videoconference: own development on the Agora platform.
-	Live video streaming: own development on Livepeer and Renderheads AV Pro.
-	Interaction between attendees through private text messages and multi video conference.
-	Bubble mode to protect attendees from harassment by other avatars.
-	Spatial audio to facilitate the existence of several screens in the same 3D environment.
-	Controls adapted and differentiated for desktop and mobile/tablet users.
-	Movement of the avatar for the mobile user through the gyroscope of the terminal.
-	Seamlessly change between landscape and portrait mode for mobile users.

-	Backend for user management: own development on PHP and integration with Microsoft PlayFab.

-	Integration with the Metamask wallet for access restricted by token or by NFT.
-	“Magic link” feature to access the metaverse using an unique URL per user.

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